UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 14, 2016

CHROMADEX CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  000-53290

Delaware	26-2940963
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

10005 Muirlands Boulevard
Suite G
Irvine, California, 92618
(Address of principal executive offices, including zip code)

949-419-0288
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On June 14, 2016, Chromadex Corporation, a Delaware corporation (the “Company”) used a portion of the net proceeds from its June 3, 2016 registered direct offering of common stock to repay an aggregate of approximately $4,851,542  (the “Payoff Amount”) owed to Hercules Funding II LLC, a Delaware limited liability company (“Hercules”) , under the Company’s loan and security agreement with Hercules and Hercules Capital, Inc. (formerly known as Hercules Technology Growth Capital, Inc.), a Maryland corporation, as agent, dated as of September 29, 2014 (the “Loan Agreement”).  The Payoff Amount was comprised of $4,554,659 in aggregate principal amount, $15,789 in accrued interest, $187,500 in end of term charges, $91,093 in prepayment penalties and $2,500 in other fees. Upon Hercules’ receipt of the Payoff Amount, the Loan Agreement terminated.

As previously reported, the Loan Agreement initially provided the Company with access to a term loan of up to $5 million. The first $2.5 million of the term loan was funded at the closing of the Loan Agreement, and was repayable in installments over 30 months, following an initial interest-only period of twelve months after closing.  The Company drew down the remaining $2.5 million of the term loan on June 17, 2015 and the interest-only period was extended to March 31, 2016. In connection with the loan, the Company paid an aggregate of $65,000 in facility charges to Hercules and granted Hercules first priority liens and a security interest in substantially all of its assets, exclusive of intellectual property and 35% of the capital stock of any foreign subsidiary, as collateral for the obligations under the Loan Agreement.  The Loan Agreement provided for a prepayment penalty based on the date of prepayment.

In connection with the termination of the Loan Agreement, upon receipt by Hercules of the Payoff Amount, Hercules’s commitments to extend further credit to the Company terminated, all obligations, covenants, debts and liabilities of the Company under the Loan Agreement were satisfied and discharged in full, all documents entered into in connection with the Loan Agreement, other than a warrant issued pursuant to the Loan Agreement, were terminated, all liens or security interests granted to secure the obligations under the Loan Agreement terminated and all guaranties of the Company’s obligations under the Loan Agreement terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 14, 2016	CHROMADEX CORPORATION

	By:	/s/ Frank L. Jaksch, Jr.
Frank L. Jaksch, Jr.
Chief Executive Officer